As filed with the Securities and Exchange Commission on July 1, 2019

Registration No. 333- _________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

L3HARRIS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	34-0276860
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1025 West NASA Boulevard Melbourne, Florida	32919
(Address of Principal Executive Offices)	(Zip Code)

L3 TECHNOLOGIES, INC. AMENDED AND RESTATED 2008 LONG TERM PERFORMANCE PLAN L3 TECHNOLOGIES, INC. MASTER SAVINGS PLAN AVIATION COMMUNICATIONS & SURVEILLANCE SYSTEMS 401(k) PLAN

(Full title of the plans)

Scott T. Mikuen, Esq.
Senior Vice President, General Counsel and Secretary
L3HARRIS TECHNOLOGIES, INC.
1025 West NASA Boulevard
Melbourne, Florida 32919
(Name and address of agent for service)

(321) 727-9100
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒		Accelerated filer	☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $1.00 per share	4,340,438(3)	$177.06	$768,517,292.44	$93,144.30

(1)
This Registration Statement on Form S-8 (this “Registration Statement”) covers the issuance of an aggregate of 4,340,438 shares of common stock, par value $1.00 per share (the “Common Stock”) of L3Harris Technologies, Inc., a Delaware corporation (the “Registrant”).  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that may become issuable in respect of the securities identified in the above table by reason of any share dividend, share split, recapitalization, merger, consolidation, reorganization, or other similar transaction or anti-dilution or other adjustment provision of an applicable plan with securities registered herewith which results in an increase in the number of outstanding shares of Common Stock.  In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the L3 Technologies, Inc. Master Savings Plan (the “Master Savings Plan”) and the Aviation Communications & Surveillance Systems 401(k) Plan (the “ACSS Plan”).  Pursuant to Rule 457(h)(2), no registration fee is required to be paid in respect of such plan interests.

(2)
With respect to the 1,266,377 shares of Common Stock issuable pursuant to outstanding but unexercised stock options previously granted under the L3 Technologies, Inc. Amended and Restated 2008 Long Term Performance Plan (the “Long Term Performance Plan”), pursuant to Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based on the weighted average exercise price of such options.  Otherwise, pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the registration fee is calculated based upon the average of the high ($191.44) and low ($187.71) sales prices of the Registrant’s Common Stock on June 28, 2019, as reported on the New York Stock Exchange.

(3)
Represents (a) 1,725,041shares of Common Stock issuable pursuant to the Long Term Performance Plan, (b) 2,599,884 shares of Common Stock issuable pursuant to the Master Savings Plan and (c) 15,513 shares of Common Stock issuable pursuant to the ACSS Plan.

EXPLANATORY NOTE

As previously disclosed in the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on October 16, 2018, on October 12, 2018, the Registrant entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) with L3 Technologies, Inc., a Delaware corporation (“L3”), and Leopard Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Registrant.

On June 29, 2019, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub merged with and into L3 (the “Merger”).  At the effective time of the Merger (the “Effective Time”), the separate corporate existence of Merger Sub ceased, and L3 continued its existence as the surviving corporation in the Merger and a direct wholly-owned subsidiary of the Registrant, which was renamed “L3Harris Technologies, Inc.” (“L3Harris”).

At the Effective Time, each issued and outstanding share of common stock of L3, par value $0.01 per share (“L3 Common Stock”) (other than shares of L3 Common Stock owned by the Registrant, Merger Sub or any other direct or indirect wholly-owned subsidiary of the Registrant or shares of L3 Common Stock owned by L3 or any direct or indirect wholly-owned subsidiary of L3, in each case other than any such shares owned by an L3 benefit plan or held on behalf of third parties), was automatically converted into the right to receive 1.30 (the “Exchange Ratio”) shares of Common Stock.

Pursuant to the terms of the Merger Agreement, L3’s equity awards granted before October 12, 2018, in accordance with the terms and conditions that were applicable to such awards prior to the Effective Time, generally automatically vested at the Effective Time or, with respect to L3 performance share units that were determined to have been earned based on the level of performance prior to the Effective Time, vested as to the prorated portion of the award to reflect the reduced service period through the Effective Time, and are in the process of being settled in Common Stock (with stock options automatically converted into stock options with respect to Common Stock), in each case, after giving effect to the Exchange Ratio and appropriate adjustments to reflect the consummation of the Merger and the terms and conditions applicable to such awards prior to the Effective Time.  Additionally, the remaining (non-accelerated) portion of any earned L3 performance share unit award was converted to a restricted stock unit award with respect to Common Stock, and any L3 restricted stock unit or L3 restricted stock award granted on or after October 12, 2018, but prior to the Effective Time, was converted into a corresponding award with respect to Common Stock, in each case, with the number of shares underlying such award adjusted based on the Exchange Ratio.  Pursuant to the Merger Agreement, L3Harris assumed the converted L3 equity awards.

In addition, this Registration Statement registers (i) up to 2,599,884 shares of Common Stock which may be issuable pursuant to the Master Savings Plan and (ii) up to 15,513 shares of Common Stock issuable pursuant to the ACSS Plan.

The Registrant hereby files this Registration Statement to register the 4,340,438 shares of Common Stock of the Registrant issuable in connection with the plans covered by this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

*
As permitted by Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8.  The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement, as required by Rule 428.  Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are incorporated into this Registration Statement by reference and made a part hereof:

1.
The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 29, 2018, filed with the Commission on August 27, 2018, including portions of the Registrant’s Proxy Statement for the 2018 Annual Meeting of Shareholders to the extent specifically incorporated by reference therein;

2.	The Master Savings Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2018, filed by L3 with the Commission on June 19, 2019;
3.	The ACSS Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2018, filed by L3 with the Commission on June 19, 2019;
4.
The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended September 28, 2018, filed with the Commission on October 26, 2018, for the fiscal quarter ended December 28, 2018, filed with the Commission on January 30, 2019, and for the fiscal quarter ended March 29, 2019, filed with the Commission on May 2, 2019;

5.
The Registrant’s Current Reports on Form 8-K or 8-K/A (excluding any information and exhibits furnished under either Item 2.02 or Item 7.01 thereof) filed with the Commission on August 30, 2018, October 15, 2018, October 16, 2018, October 29, 2018, October 31, 2018, December 11, 2018, December 13, 2018, January 11, 2019, February 25, 2019, April 4, 2019, May 30, 2019 (accepted at 9:18am), May 30, 2019 (accepted at 9:33am), June 13, 2019 and June 21, 2019; and

6.
The description of the Registrant’s Common Stock set forth in the Registrant’s Registration Statements pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant, the Master Savings Plan or the ACSS Plan (other than any portion of such filings that are furnished under applicable rules of the Commission rather than filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 11-K filed regarding the Master Savings Plan and the ACSS Plan after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a report or other document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed report or other document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

This power to indemnify applies to actions brought by or in the right of the corporation to procure a judgment in its favor as well, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with the further limitation that in such actions no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Where a present or former director or officer of the corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in the prior paragraphs, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The Registrant’s By-Laws provide for indemnification of (among others) the Registrant’s current and former directors and officers to the full extent permitted by law.  The Registrant’s By-Laws also provide that expenses (including attorneys’ fees) incurred by any such person in defending actions, suits or proceedings shall be paid or reimbursed by the Registrant promptly upon demand by such person and, if any such demand is made in advance of the final disposition of any such action, suit or proceeding, promptly upon receipt by the Registrant of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Restated Certificate of Incorporation provides that directors of the Registrant will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, which concerns unlawful payment of dividends and unlawful stock purchases or redemptions or (d) for any transaction from which the director derived an improper personal benefit.

While the Restated Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate that duty.  Accordingly, the Restated Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.  The provisions described in the preceding paragraph apply to an officer of the Registrant only if he or she is also a director of the Registrant and is acting in his or her capacity as a director, and do not apply to officers of the Registrant who are not also directors.

As permitted by the DGCL, the Registrant maintains officers’ and directors’ liability insurance that insures against claims and liabilities (with stated exceptions) that officers and directors of the Registrant may incur in such capacities.  In addition, the Registrant has entered into, or is in the process of entering into, indemnification agreements with each of the directors and executive officers pursuant to which each director and executive officer is entitled to be indemnified to the fullest extent permitted by the DGCL.

The foregoing summaries are subject to the complete text of the DGCL and the Registrant’s Restated Certificate of Incorporation, By-Laws and the other arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated by reference herein.  The Registrant hereby represents that it has received a favorable determination letter from the Internal Revenue Service (“IRS”) for each of the Master Savings Plan and the ACSS Plan to the effect that the plan is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the related trust is exempt from federal income taxes under Section 501(a) of the Code and undertakes that it has made, or will make, all changes required by the IRS in order to maintain the qualified status of the Master Savings Plan and the ACSS Plan.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description

3.1	Restated Certificate of Incorporation of L3Harris Technologies, Inc. (1995), as amended.

3.2	Amended and Restated Bylaws of L3Harris Technologies, Inc., dated June 29, 2019.

4.1	Specimen stock certificate for the Registrant’s Common Stock.

4.2	L3 Technologies, Inc. Amended and Restated 2008 Long Term Performance Plan.

4.3
L3 Technologies, Inc. Master Savings Plan, as restated effective January 1, 2017, and amended by Amendment No. 1, dated December 19, 2017, Amendment No. 2, dated December 12, 2018, and Amendment No. 3, effective June 29, 2019.

4.4
Aviation Communications & Surveillance Systems 401(k) Plan, as amended and restated effective January 1, 2017, and amended by Amendment No. 1, dated December 18, 2018, and Amendment No. 2, effective June 29, 2019.

5	Opinion of Scott T. Mikuen, Esq., Senior Vice President, General Counsel and Secretary of the Registrant, as to the validity of the securities registered hereby.

15	Letter from Ernst & Young LLP regarding unaudited interim financial information.

23.1	Consent of Scott T. Mikuen, Esq. (included in Exhibit 5).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Independent Registered Public Accounting Firm – Grant Thornton LLP.

23.4	Consent of Independent Registered Public Accounting Firm – Grant Thornton LLP.

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melbourne, State of Florida, on July 1, 2019.

L3HARRIS TECHNOLOGIES, INC.

By:	/s/ William M. Brown
William M. Brown
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ William M. Brown	Chairman and Chief Executive Officer	July 1, 2019
William M. Brown	(Principal Executive Officer)

/s/ Jesus Malave, Jr.	Senior Vice President and Chief Financial Officer	July 1, 2019
Jesus Malave, Jr.	(Principal Financial Officer)

/s/ Todd A. Taylor	Vice President and Chief Accounting Officer	July 1, 2019
Todd A. Taylor	(Principal Accounting Officer)

/s/ Christopher E. Kubasik	Vice Chairman	July 1, 2019
Christopher E. Kubasik

/s/ Sallie B. Bailey	Director	July 1, 2019
Sallie B. Bailey

/s/ Peter W. Chiarelli	Director	July 1, 2019
Peter W. Chiarelli

/s/ Thomas A. Corcoran	Director	July 1, 2019
Thomas A. Corcoran

/s/ Thomas A. Dattilo	Director	July 1, 2019
Thomas A. Dattilo

/s/ Roger B. Fradin	Director	July 1, 2019
Roger B. Fradin

/s/ Lewis Hay III	Director	July 1, 2019
Lewis Hay III

/s/ Lewis Kramer	Director	July 1, 2019
Lewis Kramer

/s/ Rita S. Lane	Director	July 1, 2019
Rita S. Lane

/s/ Robert B. Millard	Director	July 1, 2019
Robert B. Millard

/s/ Lloyd W. Newton	Director	July 1, 2019
Lloyd W. Newton

Pursuant to the requirements of the Securities Act of 1933, the Trustees (or other persons who administer the Master Savings Plan and ACSS Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melbourne, State of Florida, on July 1, 2019.

L3 TECHNOLOGIES, INC. MASTER SAVINGS PLAN AVIATION COMMUNICATIONS & SURVEILLANCE SYSTEMS 401(k) PLAN Employee Benefits Committee, as Plan Administrator

By:	/s/ James P. Girard
James P. Girard, Chairperson